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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2004

STONE CONTAINER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3439 (Commission File Number)	36-2041256 (I.R.S. Employer Identification No.)
150 North Michigan Avenue Chicago, Illinois 60601 (Address of principal executive offices) (Zip Code)

(312) 346-6600
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9.    Regulation FD Disclosure.*

        Stone Container Corporation ("Stone Container"), a wholly-owned subsidiary of Smurfit-Stone Container Corporation ("Smurfit-Stone"), expects to merge its operations with the operations of Jefferson Smurfit Corporation (U.S.) ("JSC (U.S.)") in the near future, principally to simplify and consolidate debt financing activities of Smurfit-Stone and its subsidiaries. In connection with the proposed merger, JSC (U.S.) is expected to first merge with its parent holding company, JSCE, Inc. ("JSCE"). As part of the proposed merger, the current revolving credit facilities of each of JSC (U.S.) and Stone Container, which mature in 2005, are expected to be refinanced into a single revolving credit facility.

        Based on historical financial results, consummation of the proposed merger currently would require the consent of a majority of the holders of JSC (U.S.)'s 8 1/4% Senior Notes due 2012 and 7 1/2% Senior Notes due 2013 to amend certain covenants in the indentures governing such notes. In addition, Stone Container currently does not expect to consummate the proposed merger unless it simultaneously enters into the new revolving credit facility. There can be no assurance that the new revolving credit facility will be entered into or that the proposed merger will be consummated. See "Unaudited Pro Forma Condensed Consolidated Financial Data," which is attached hereto as Exhibit 99.1, for a discussion of the expected financial impact of the proposed merger and a proposed offering of new senior notes on Stone Container's business and results of operations.

*
The information furnished under Item 9 of this Current Report, including Exhibit 99.1, shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE CONTAINER CORPORATION
Dated: July 14, 2004	By:	/s/ CRAIG A. HUNT

Name: Craig A. Hunt Title: Vice President, Secretary and General Counsel

Exhibit Index

Exhibit No.	Description

99.1*	Unaudited Pro Forma Condensed Consolidated Financial Data.

*
The information furnished under Item 9 of this Current Report, including Exhibit 99.1, shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

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  Item 9. Regulation FD Disclosure.
SIGNATURES
Exhibit Index